EXHIBIT 5

LAW OFFICES

SILVER, FREEDMAN & TAFF, L.L.P.

A LIMITED LIABILITY PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS

3299 K STREET, N.W., SUITE 100

WASHINGTON, D.C. 20007

PHONE: (202) 295-4500

FAX: (202) 337-5502

WWW.SFTLAW.COM

June 14, 2012

Board of Directors

ViewPoint Financial Group, Inc.

1309 W. 15th Street

Plano, Texas 75075

Members of the Board:

We have acted as counsel to ViewPoint Financial Group, Inc., a Maryland corporation (the “Corporation”), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 under the Securities Act of 1933 (the “Registration Statement”) relating to 2,443,489 shares of the Corporation’s common stock, par value $.01 per share (the “Common Stock”), to be offered pursuant to the ViewPoint Financial Group, Inc. 2012 Equity Incentive Plan (the “Equity Incentive Plan”).

In this connection, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the Equity Incentive Plan, the Corporation’s charter and bylaws, resolutions of the Corporation’s Board of Directors and such other documents and corporate records as we have deemed appropriate for the purpose of rendering this opinion.

Based upon the foregoing, it is our opinion that:

1.	The shares of Common Stock being so registered have been duly authorized.

2.	Such shares will be, when and if issued, sold and paid for as contemplated by the Equity Incentive Plan, legally issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ SILVER, FREEDMAN & TAFF, L.L.P.
SILVER, FREEDMAN & TAFF, L.L.P.